Exhibit 10.2

AMENDED AND RESTATED
PROXY AGREEMENT
LEONARDO DRS, INC.

PROXY AGREEMENT
LEONARDO DRS, INC.
ii

PROXY AGREEMENT
LEONARDO DRS, INC.
This Proxy Agreement (“Agreement”), amended and restated as of the Effective Date (as defined below), is by and among Leonardo DRS, Inc. (“DRS”) a Delaware corporation (the “Company”); the individual Proxy Holders who are signatories hereto; Leonardo US Holding, Inc., a Delaware corporation (“Leonardo US”); Leonardo – Società per azioni, an Italian società per azioni (“Leonardo”); and the U.S. Department of Defense (the “DoD”), all of the above collectively “the Parties.”
WHEREAS, Leonardo US currently owns all of the issued and outstanding shares of the Company (the “Shares”); Leonardo, the ultimate parent, owns all of the issued and outstanding shares of Leonardo US; the Government of Italy, through the Ministry of the Economy and Finance, directly owns approximately 30 percent of the shares of Leonardo; and the remainder of Leonardo’s shares are publicly traded on the Milan Stock Exchange and are widely held;
WHEREAS, the Company and Leonardo US are considering conducting an initial public offering of the Shares (the “IPO”), immediately following which Leonardo US would continue to own a majority of the Shares;
WHEREAS, certain of the offices and plants of the Company require facility security clearances1 issued under the National Industrial Security Program (“NISP”) to conduct its business and the National Industrial Security Program Operating Manual (“NISPOM”) requires mitigation of the risks of foreign ownership, control or influence (“FOCI”) in order for a company to maintain eligibility for a facility security clearance (as defined in the NISPOM);
WHEREAS, the Defense Counterintelligence and Security Agency (“DCSA”) has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the national security of the United States;
WHEREAS, the DoD will not grant or continue the facility security clearance(s) of the Company and its wholly owned subsidiaries without, at a minimum and without limitation, the Parties’ execution and compliance with the provisions of this Agreement, the purpose of which is to reasonably and effectively deny the Affiliates, as defined below, from unauthorized access to
    1 An administrative determination that a facility is eligible for access to classified information of a certain category.

classified information2 and export controlled information3 and influence over the business or management of the Company and its subsidiaries in a manner that could result in the compromise of classified information or could adversely affect the performance of classified contracts. As used herein, the term “Affiliates” means: (i) Leonardo; and (ii) each entity that, to the Company’s knowledge, Leonardo directly or indirectly controls, or is directly or indirectly controlled by, or is directly under common control with, Leonardo (other than in each such case the Company itself and its subsidiaries). An entity that is subject to a controlling interest of Leonardo but operates under a DCSA FOCI mitigation agreement will not be considered an Affiliate for purposes of this Agreement so long as the entity’s FOCI mitigation agreement remains in effect. In case of doubt, CFIUS mitigation is not a FOCI mitigation agreement as that term is used herein;
WHEREAS, DCSA has oversight responsibilities of the NISP on behalf of the DoD; and the NISP requires that a company maintaining such a facility clearance be effectively insulated from FOCI, this Agreement is entered into between the Parties in order to negate such FOCI, and to be submitted to DCSA for approval as required by applicable DoD regulation and policy; and
WHEREAS, in order to comply fully with the NISP, the Parties agree that the voting control of the Shares owned by Leonardo US (the “Leonardo US Shares”) should be vested in citizens of the United States who have DoD personnel security clearances.4
NOW THEREFORE, in consideration of the promises and mutual undertakings of the Parties hereinafter set forth, a Proxy Agreement in respect of the Leonardo US Shares is hereby created and established to negate FOCI at the Company, subject to the following terms and conditions, to all and every one of the Parties expressly assent and agree:
REPRESENTATIONS AND WARRANTIES
ARTICLE I - Business Organization
1.01.    The Company, Leonardo US, and Leonardo represent and warrant to DCSA as of the Effective Date the following:
a.The Company is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly
    2 “Classified information” is any information determined pursuant to Executive Order 13526 or any applicable predecessor or successor order to require protection against unauthorized disclosure and is so designated. The classifications TOP SECRET, SECRET and CONFIDENTIAL are used to designate such information.
    3 “Export controlled information” is unclassified information the export of which is controlled by the International Traffic in Arms Regulations (“ITAR”) and/or the Export Administration Regulations (“EAR”). The export of technical data which is inherently military in nature is controlled by the ITAR. The export of technical data which has both military and commercial uses is controlled by EAR.
    4 An administrative determination that an individual is eligible for access to classified information of a certain category.

qualified to do business in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.
b.Attached hereto as Exhibit A is a certificate from the Secretary of the Company setting forth a true and complete copy of all resolutions adopted by the governing body of the Company authorizing the execution, delivery and performance of this Agreement and certifying that such resolutions are in full force and effect and are all the resolutions adopted in connection with this Agreement, and that the representations and warranties in Article I and Article II of this Agreement and in each document delivered in connection herewith are true and correct after giving effect hereto.
c.Attached hereto as Exhibit B is a true and complete copy of the Company’s Bylaws, and there have been no other amendments or changes to such Bylaws as of such date.
d.The Leonardo US Shares constitute a majority of the outstanding equity securities of the Company, and the Shares have been duly authorized and validly issued and are owned, whether directly or indirectly, of record or, to the knowledge of the Company, beneficially,5 as set forth on Exhibit C attached hereto, which includes to the Company’s knowledge a true and complete: (i) chart or diagram of each person or entity who is a beneficial owner of greater than 50% of the Shares, as determined by voting or investment control (each a “Parent Company”); (ii) list of each person or entity who is known to the Company to be a beneficial owner of greater than 5% of a class of equity securities, as determined by voting or investment control, of a Parent Company (each such person or entity referred to as a “Significant Shareholder”); (iii) list of the officers and directors of each Parent Company; (iv) list of the executive officers and directors, if any, of each Significant Shareholder, to the extent publicly available, and (v) disclosure as to whether any Parent Company or Significant Shareholder is controlling, controlled by, under common control, directly or indirectly, or acting in concert with, an owner of ownership rights in the Company as applicable (such persons or entities referred to herein as “Associated Persons”).
e.That except for those ownership rights described in Exhibit D attached hereto, to the Company’s knowledge the Shares constitute all of the outstanding ownership rights in the Company, whether held directly or indirectly, of record or beneficially, or by an Associated Person, and provided that, as used in this Agreement, the term “ownership rights” shall mean all of the rights, privileges, powers and immunities associated with:
(i)the Shares;
(ii)any option, warrant, convertible security, appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Shares, whether or not such instrument or right shall be subject to settlement in the underlying equity security of the Company or otherwise (a “Derivative Instrument”);
    5 As used in this Agreement, equity securities “beneficially owned” shall mean all securities that a person is deemed to beneficially own pursuant to Rules 13d–3 and 13d–5 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).

(iii)any other opportunity to profit or share in any profit derived from any increase or decrease in the value of the Shares;
(iv)except as otherwise provided by this Agreement, any proxy, contract, arrangement, understanding, or relationship pursuant to which a person other than the owner of Shares has a right to vote any or all the Shares;
(v)any right to dividends or distributions on the Shares separated or separable from the underlying equity securities;
(vi)any fees based on any increase or decrease in the value of the Shares or Derivative Instruments.
f.Except as set forth on Exhibit E attached hereto, the Company is not a party to any indenture, loan, or credit agreement, or to any lease, any other similar agreement or any instrument creating a mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance against any of its property, assets or leasehold interests with respect to any indebtedness or other obligation of Leonardo or an Affiliate. As to any such agreements or instruments, the Company is not in default in any respect in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions.
g.Attached hereto as Exhibit E is a complete and accurate list, table or chart of the Company and each of its subsidiaries to include jurisdiction of incorporation, addresses of facilities, ownership of outstanding stock, and other descriptive information required by DCSA for purposes of inspection and oversight such as CAGE codes, facility clearance, and management personnel information.
ARTICLE II - Government Contracts
2.01.    The Company provides defense technologies, systems and solutions, including electro-optical sensor technologies, laser systems, electronic warfare systems, intelligence and surveillance solutions, network computing, global satellite communications, and force protection, integrated mission equipment, power and propulsion, and transportation and logistics products and systems to a wide range of governmental and commercial customers including various User Agencies6 of the United States Government, including, without limitation, the DoD; and attached on the Effective Date of this Agreement as Exhibit F, or subsequently upon request of DCSA, is a complete and accurate list of each DoD Contract Security Classification Specification (form DD-254) associated with the Company or its subsidiaries.
    6 The Office of the Secretary of Defense (including all boards, councils, staffs, and commands), DoD agencies, and the Departments of Army, Navy, and Air Force (including all of their activities); Department of Commerce, General Services Administration, Department of State, Small Business Administration, National Science Foundation, Department of the Treasury, Department of Transportation, Department of the Interior, Department of Agriculture, Department of Labor, Environmental Protection Agency, Department of Justice, Federal Reserve System, Government Accountability Office, United States Trade Representative, United States International Trade Commission, United States Agency for International Development, National Aeronautics and Space Administration, Nuclear Regulatory Commission, Department of Education, Department of Health and Human Services, Department of Homeland Security and Federal Communications Commission (the “User Agencies”).

ORGANIZATION
ARTICLE III - Establishment of Proxy Agreement
3.01.    The execution, delivery and performance by Leonardo US and the Company of this Agreement, having been duly authorized by all necessary company actions and which does not and will not require any further consent or approval of Leonardo US shareholders, or contravene the Company’s Certificate of Incorporation or its Bylaws, involves the selection of no less than five (5) Proxy Holders with the qualifications set forth in Section 4.01. The voting Proxy shall be granted by Leonardo US to the Proxy Holders pursuant to Article XV. DCSA shall determine that all requirements of this Agreement have been satisfied, including the necessary independence and separation of operation, lack of interdependence between the Affiliates on the one hand, and on the other, the Company and/or its subsidiaries, and the financial self-reliance and business viability of the Company.
ARTICLE IV - Appointment of Proxy Holders
4.01.    Proxy Holders will be appointed by Leonardo US after reasonable consultation with Leonardo, for terms consistent with the staggered terms described in Section 5.01 below. Proxy Holders must meet the qualification standards required by DCSA, and as described more particularly in Section 5.04 below and, in their capacity as Directors, must meet the qualification standards, or exceptions thereto, of any exchange on which the Shares are listed.7 The appointment of Proxy Holders shall not become effective until approved by DCSA.
4.02.    Except as authorized by Section 4.03 below, Leonardo US may not remove a Proxy Holder except for acts of gross negligence or willful misconduct while in office. Leonardo US may remove a Proxy Holder for such acts by an instrument signed by or on behalf of Leonardo US and filed with the Company at its principal office in Arlington, VA. Leonardo US must notify DCSA at least 20 days prior to filing such instrument, and notice must be given pursuant to Section 17.01 of this Agreement. However, if such removal would result in only one remaining Proxy Holder, then such an instrument of removal shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.
4.03.    Only upon reasonable consultation with Leonardo and the approval of DCSA, Leonardo US may also remove a Proxy Holder for acts in violation of this Agreement, including without limitation the inability to protect the legitimate economic interest of Leonardo US pursuant to Section 8.05. Leonardo US must petition DCSA for permission to remove a Proxy Holder for acts in violation of this Agreement. However, DCSA has the right to determine, in its sole discretion, whether such petition should be granted. Leonardo US may communicate to DCSA concerns with the performance of a Proxy Holder unrelated to this Agreement, but DCSA is under no obligation to mediate or resolve any such dispute except as provided herein.
4.04.    Any Proxy Holder may at any time resign by submitting to the Company at its principal office in Arlington, VA, a resignation in writing, with notice to Leonardo US and DCSA pursuant to Section 17.01. Such resignation shall be effective on the date of resignation
    7 See NISPOM § 2-305.

stated by the Proxy Holder. No formal acceptance of resignation by the Company is necessary to make the resignation effective. Upon resignation, a Proxy Holder’s obligations and responsibilities under this Agreement are completed. However, if such resignation would result in only one remaining Proxy Holder, then the resignation shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.
4.05.    Appointment of successor Proxy Holders shall be accomplished as follows:
a.    In the event of the end of any Proxy Holder’s term, or the death, resignation, removal or inability to act of any Proxy Holder, the Company shall give prompt written notice to DCSA and Leonardo US. Upon reasonable consultation with Leonardo, Leonardo US shall re-appoint the Proxy Holder or appoint a successor Proxy Holder using its best efforts8 and diligence and shall notify DCSA of the successor. Upon approval by DCSA, a new Proxy Holder may accept the appointment.
b.    Any appointment of a Proxy Holder shall be made by an instrument in writing signed by an authorized representative of Leonardo US. Counterparts of such instrument shall be delivered to the Company, DCSA and Leonardo as provided in Section 17.01. Acceptance of appointment for Proxy Holders as provided above may only be accomplished by their agreement to be bound by the terms of this Agreement, as signified by their signature on the counterpart of this Agreement on file at the Company’s principal office in Arlington, VA with copies to the other Proxy Holders, Leonardo US and DCSA. Upon approval by DCSA and acceptance of such appointment by the nominee, the Proxy Holder shall be vested with all the rights, powers, authority and immunities herein conferred upon the Proxy Holders by this Agreement.
4.06.    On the death, resignation, removal, disability or term expiration of a Proxy Holder, the remaining Proxy Holders may exercise all of the rights, powers and privileges of the Proxy Holders as set forth in this Agreement until a successor accepts appointment. If no Proxy Holders remain, upon written notice to DCSA, the Chairman of the Company Board shall be automatically vested with all rights, powers, authorities and immunities of the Proxy Holders for an interim period until Leonardo US nominates and DCSA approves a successor Proxy Holder as provided herein.
    8 For purposes of this Agreement, the term “best efforts” means the good faith performance of duties, including fiduciary duties, in a manner believed to be: (i) in the U.S. national interest; (ii) where not inconsistent with the U.S. national interest, in the best interests of the Company and Leonardo US in accordance with the laws of the State of Delaware to the extent that any such state law is not preempted by this Agreement; and (iii) with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. For purposes hereof, U.S. national interest means the essential security interests of the United States in relation to the competing interests of foreign governments, and for purposes of this Agreement includes without limitation the ability of the United States to control the handling and disclosure of classified information and export controlled information and the reliability of performance under each U.S. Government contract where access to classified information is one of the requirements of performance.

ARTICLE V - Acknowledgment of Obligations
5.01.    The Board of Directors shall be composed as follows:
a.(i) Prior to the IPO, all Proxy Holders shall become members of the Company Board (each, a “Director”). By majority vote and in their sole discretion, the Proxy Holders shall, among candidates proposed by Leonardo US, appoint four (4) additional Directors, not Proxy Holders, to the Company Board, which shall include: (A) the Company’s Chief Executive Officer who may also serve as Chair of the Board and (B) three (3) additional Director (the “Non-Proxy-Holder Directors”). If any proposed Non-Proxy Holder Director has a prior or existing contractual, financial or employment relationship with Leonardo, DCSA prior approval would be required. The Proxy Holders, by majority vote, may remove any Non-Proxy Holder Directors after consultation with Leonardo US.
(ii) Following the IPO, the Company, through a Nominating Committee of the Company Board to be comprised solely of Proxy Holders, will nominate the Proxy Holders for election as Directors at any meeting of the shareholders of the Company at which Directors are to be elected (an “Election Meeting”). By majority vote and in their sole discretion, the Proxy Holders, through the Nominating Committee, shall, from among the relevant candidates proposed by Leonardo US after reasonable consultation by Leonardo US with the Nominating Committee (“Non-Proxy Holder Director Nominees”), select the Chief Executive Officer and designate three (3) additional individuals, each of whom to be nominated for election as Directors at each Election Meeting. If any Non-Proxy Holder Director Nominee has a prior or existing contractual, financial or employment relationship with Leonardo such that the Non-Proxy Holder Director Nominee would not qualify as an “Independent Director”, DCSA prior approval shall be required. At any Election Meeting, Proxy Holders shall vote to elect the then-current Proxy Holders, the Chief Executive Officer and the three other Non-Proxy Holder Director Nominees to serve on the Company Board for the succeeding year.
b.The Company Board shall elect a Chair, who shall hold a DoD personal security clearance. If the Chair is not one of the Proxy Holders, the Board also shall elect a Lead Outside Director, who shall be one of the Proxy Holders. The Proxy Holders shall be appointed in staggered terms designated as either Class A, B, or C, as affirmed in each Proxy Holder’s annual certification described in Section 5.05 below. Proxy Holders in Class A (and their successors) shall have their term expire in 2020, and every three years thereafter. Proxy Holders in Class B (and their successors) shall have their term expire in 2021, and every three years thereafter. Proxy Holders in Class C (and their successors) shall have their term expire in 2022, and every three years thereafter. No more than one Proxy Holder may be assigned to a single class, unless each of Class A, B, and C has at least one Proxy Holder assigned to each class.9
5.02.    The terms of compensation including any and all benefits for the Proxy Holders, including in their capacity as Directors, shall be negotiated between the Proxy Holders and Leonardo US and shall be paid by the Company. Said terms shall not be changed during the Proxy Holders’ tenure as Proxy Holders and shall be provided to DCSA.

5.03.    The Proxy Holders agree to perform the duties and be bound by all provisions of this Agreement and to exercise the power and perform the duties set forth herein according to their best efforts.
5.04.    Each Proxy Holder agrees:
a.that, in order to be qualified under this Agreement, the Proxy Holder must have had no prior or existing contractual, financial or employment relationship with either the Company or the Affiliates prior to their appointment; provided that, for purposes of clarity, it is agreed that a person with prior service as a Proxy Holder or as an Outside Director of the Company or any Affiliate that has a facility security clearance issued by DCSA may be approved as a Proxy Holder in conformity with the qualification requirements of § 2-305 of the NISPOM so long as the approval occurs in advance and in writing. Each Proxy Holder further agrees, in order to maintain his/her qualification as a Proxy Holder, not to establish any relationships of any kind with Leonardo US, the Affiliates or the Company except as may be required or permitted by this Agreement; and
b.to be processed for and remain eligible for a United States Government personnel security clearance and reside within the United States during the term of this Agreement as a Proxy Holder.
5.05.    Each of the Proxy Holders, in recognition of his/her obligations under this Agreement, agrees:
a.that the Leonardo US Shares are being placed in a Proxy Agreement as a security measure designed to insulate the Company from any foreign control or influence that may arise from Leonardo US’s ownership of the Leonardo US Shares;
b.that the United States Government is placing its reliance upon each Proxy Holder as a United States citizen to exercise independently all prerogatives of ownership of the Company;
c.that one year from the Effective Date of this Agreement and annually thereafter, the Proxy Holders shall assure that a report is submitted to DCSA in accordance with Section 11.02;
d.that each Proxy Holder, upon acceptance of appointment, shall be briefed by a representative of DCSA on his/her responsibilities under the NISP and this Agreement;
e.that one year from the Effective Date of this Agreement and annually thereafter, the Proxy Holders shall meet with representatives of DCSA in accordance with Section 11.01;
f.that each Proxy Holder, upon acceptance of appointment and annually thereafter, shall execute, for delivery to DCSA, a certificate in a form substantially similar to

Exhibit G attached hereto affirming his/her Agreement to be bound by, and accept his/her responsibilities under this Agreement;
g.not to accept direction from Leonardo US on any matter before the Proxy Holders or the Board of Directors of the Company and not to permit Leonardo US or any of the Affiliates including all members of the Boards of Directors and all officers, employees, significant shareholders,10 agents and other representatives of each of the Affiliates (the “Affiliated Group”) to exercise any control or influence over the business or management of the Company except as provided in this Agreement; however, nothing herein shall be construed to hold the Affiliates, the Company and its subsidiaries responsible for the actions of Leonardo’s shareholders;
h.to ensure that the management appointed by the Proxy Holders fully understands their responsibility to exercise all prerogatives of management with complete independence from any foreign influence or control;
i.that each principal officer of the Company shall be furnished a policy statement on foreign ownership, control or influence (FOCI), stating that management has complete independence from Leonardo US and the Affiliated Group; that they are barred from taking any action that would countermand this Agreement; and that any suspected violation of this Agreement shall be reported immediately to the Chairman of the Government Security Committee (the “GSC”); and
j.to maintain records, journals and minutes of meetings and copies of all communications sent or received by them in the execution of their duties for a period of two (2) years. Such data and copies of all information furnished to Leonardo US or any of the Affiliates by the Company or the Proxy Holders shall be made available upon request for review by DCSA at the office of the Proxy Holders or the office of the Company.
5.06    The Audit Committee of the Company Board (the “Audit Committees”) shall appoint an independent financial auditor to conduct an annual audit of the Company’s books and records. In order to ensure appropriate auditing and reporting under applicable securities laws, including those applicable to public companies, and to ensure consistent auditing across Leonardo and its subsidiaries (the “Leonardo Group”), nothing shall prohibit the Audit Committee from selecting the same independent auditors as Leonardo or Leonardo US unless, in the sole discretion of the GSC, measures are not reasonably available to ensure that performance of the audit by these independent auditors complies with this Agreement, including without limitation Section 5.09 below. Any separate engagement letter entered into by the Audit Committee with such independent auditors shall require that the audit include performance of those audit tasks and reports necessary for Leonardo to comply with its internal control and disclosure obligations as a publicly traded company in a manner consistent with the requirements of this Agreement. The Audit Committee shall advise DCSA and Leonardo US of their action. Upon completion of the audit and review by the Audit Committee the audit report shall be
    10 As used in this Agreement, a “significant shareholder” shall mean any beneficial owner of greater than 5% of a class of equity securities as determined by voting or investment control over the securities.

publicly filed and forwarded to Leonardo US. The GSC shall provide a copy of the independent financial audit report to DCSA, if requested.
5.07.    Without approval from DCSA and the GSC, officers of the Company shall not serve as officers of Leonardo US or any of the Affiliated Group, and officers of Leonardo US or any of the Affiliated Group shall not serve as officers of the Company.
5.08.    Facility Location Plan. The Company must not permit its facilities and personnel to be collocated with the facilities and personnel of the Affiliated Group without approval from DCSA. The Company must seek prior written DCSA approval of a Facility Location Plan, which means a description of the location of each of the facilities of the Company and closely located Affiliated Group facilities. Where DCSA determines appropriate, DCSA shall request and the Company shall provide maps and floor plans showing where employees occupy space in each facility. DCSA approval of the Company’s plan shall not be determined solely on the physical proximity of the facilities. DCSA may approve a plan involving facilities that are closely located. It shall be a reasonable expectation of the Parties that any DCSA review under this Section will be primarily concerned with physical proximity that in DCSA’s sole determination is likely to degrade the Company’s ability to comply with the security measures required by this Agreement.
5.09.    Affiliated Operations. The Company and its subsidiaries must not receive any Affiliated Operations, as defined herein, other than those subject to an Affiliated Operations Plan (“AOP”) approved by DCSA.
a.Affiliated Operations Plan. The term Affiliated Operations Plan herein means the Company’s consolidated policies and procedures regarding services provided to, provided by, or exchanged between the Company and the Affiliated Group, or any subsidiaries, that includes, at a minimum: (i) requirements for the GSC to notify DCSA of any proposed category of Affiliated Operations and obtain DCSA approval of the general category prior to accepting or providing any associated Affiliated Operations services as outlined in writing; (ii) procedures for ensuring that any such services do not circumvent the requirements of this Agreement, which may include at the discretion of the GSC a requirement that each Affiliated Service require GSC notification or approval to ensure that at a minimum the service falls under a DCSA approved category; (iii) copies of each relevant agreement among the affiliated companies; and (iv) a requirement that the GSC provide to DCSA an annual written certification that it is effectively monitoring any Affiliated Services being provided, and that such Affiliated Services do not allow the Affiliated Group to exercise control or influence with respect to the management or business of the Company, including its cash or other assets, in violation of this Agreement or otherwise in violation of any OPSEC requirement in any of the Company’s government contracts.
b.Affiliated Operations Defined. The term “Affiliated Operation” herein means the following:
(i)Shared Employees. Persons employed by any member of the Affiliated Group and assigned to work for the Company (in whole or in part, in support or on behalf of the Company or any of its subsidiaries, whether or not performance is governed by the terms of a relevant agreement among the affiliated companies) or persons employed by the Company assigned to work for the Affiliated Group (whether or not performance is governed by the terms of a “secondment” or relevant agreement among the affiliated companies). Persons employed by the Company, while performing services for affiliates under the terms of an approved Affiliated Operations category and relevant service agreement, shall not be considered a Shared Employee so long as the service is within the scope of the agreement and the employee is not also employed by an affiliated company;
(ii)Shared Third-Party Services. A shared third-party service (which means a professional service such as accounting, legal, tax, information technology, or business consulting) where the Company is aware, or has a reasonable expectation, that the service is or will be provided to both a member of the Affiliated Group and the Company or any of its subsidiaries by the same service provider. Subject to DCSA review, approval by a majority of the GSC is sufficient to authorize a third-party shared service if it will not involve a conflict of interest and will not adversely affect the Company’s ability to comply with this Agreement. The Company will establish a risk-based approach for systematic review by the GSC, based on risk potential for impact to national security, leverage against the Company or impact to its business operations. Notification to DCSA for approved shared third-party services shall be made by the GCS within an appropriate time following its decision and shall include a description of the services approved in the appropriate manner in accordance with established risk criteria as outlined in the Company’s AOP. DCSA in its sole discretion may require the GSC to rescind any approval made under this Section if DCSA determines that a conflict of interest or adverse effect on the Company’s ability to comply with the security measures required by this Agreement is reasonably likely and insufficiently mitigated. It shall be a reasonable expectation of the Parties that any DCSA review under this Section will consider separate engagement letters, separate projects and the like as mitigating factors; or
(iii) Other Shared Services and Products. Except for those products and services exchanged pursuant to a commercial arrangement described in Section 5.09(d) below, any valuable product or service regardless of whether or not provided on a commercial arm’s length basis by any member of the Affiliated Group to the Company or any of its subsidiaries or provided by the Company or any of its subsidiaries to any member of the Affiliated Group, where provision of services or yield of economic benefit may result in the potential for operational leverage over the Company, whether or not governed by the terms of a relevant service agreement among the affiliated companies.
c.Additional Notifications Required for the Use of Affiliate Technology. For current or future classified contracts in which the Company will use technology products or services of any of the Affiliated Group in performance thereof, the Company’s management shall notify each applicable Government Contracting Activity (“GCA”) regarding the technology products or services that each Affiliate will provide under the contract. Notification shall be made to the GCA following award of a classified contract except where that GCA has opted out of its right to notification in writing. The GCA’s written statement shall be maintained by the Company for the duration of the applicable classified contract and must be made available for review by the GSC and DCSA upon request. The Company’s management shall provide the GSC with an annual report regarding the notifications and GCA statements required in this Section.
d.Commercial Arrangements. A cooperative commercial arrangement, which for purposes of this Agreement means contracts and subcontracts, joint research, development, marketing or other type of teaming arrangement, entered in connection with a commercial pursuit or joint business venture, between the Company or any of its subsidiaries and any member of the Affiliated Group shall require review and consent of a majority of the Proxy Holders. The company will establish a risk-based approach for systematic review, based on risk potential for impact to national security, leverage against the Company or impact to its business operations. Disclosure to DCSA shall include a description of such arrangements and be made within an appropriate time in accordance with established risk factors as outlined in the Company’s AOP.
ARTICLE VI - Indemnification and Compensation of Proxy Holders
6.01.    The Proxy Holders in voting the Leonardo US Shares and in their capacity as Directors of the Company shall vote and act on all matters in accordance with their best efforts, as defined herein.
6.02.    The Company and Leonardo US jointly and severally shall indemnify and hold each Proxy Holder harmless from any and all claims arising from or in any way connected to his/her performance as a Proxy Holder under this Agreement except for his/her own individual gross negligence or willful misconduct. The Company and Leonardo US shall each be responsible jointly and severally to advance fees and costs as incurred in connection with the defense of any such claim subject to an agreement by the indemnified person to reimburse any amounts advanced if it is determined in a final non-appealable court judgment that such fees and costs were not indemnifiable due to the individual’s gross negligence or willful misconduct. Any such amounts advanced shall, as between the Company and Leonardo US, be borne equally and any reimbursement shall be made to the party or parties that advanced such fees and costs.
6.03.    The compensation, reasonable and necessary travel expenses, and other reasonable and necessary expenses paid or incurred by the Proxy Holders in the administration of their duties as Proxy Holders and Directors shall be borne and promptly paid by the Company upon submission to it of reasonably detailed documentation as appropriate. The Company hereby agrees to pay promptly such compensation, travel expenses and other expenses.
ARTICLE VII - Restrictions Binding on Subsidiaries of the Company
7.01.    Subject to Section 13.03 hereof, the Parties hereby agree that the provisions of this Agreement shall apply to and shall be made to be binding upon all present and future subsidiaries of the Company, other than any Excluded Subsidiaries. “Excluded Subsidiaries” shall mean those subsidiaries of the Company, if any, to which the terms of this Agreement (including, without limitation Section 13.01) do not apply that have been expressly designated in writing as such by the GSC in accordance with Section 10.06 hereof. In addition, nothing contained herein shall be deemed to limit the power and authority of the Company (and its management) to manage, direct and provide oversight to each of its subsidiaries, including any Excluded Subsidiaries. The Company hereby agrees to undertake any and all measures, and provide such authorizations, as may be necessary to effectuate this requirement. The sale of, or termination of the Company’s control over, any such subsidiary shall terminate the applicability to it of this Agreement. Likewise, this Agreement shall cease to apply to or be deemed to be binding on any Affiliate following the time in which it is no longer a member of the Affiliated Group.
7.02.    If the Company proposes to form a subsidiary, or to acquire ownership or control of another company, it shall give notice of such proposed action to DCSA and shall advise DCSA again immediately upon consummation of such formation or acquisition.
OPERATIONS
ARTICLE VIII - Actions by the Proxy Holders
8.01.    The Proxy Holders shall adopt written standard operating procedures which shall be followed by the Proxy Holders in discharging their responsibilities under this Agreement. The operating procedures shall be maintained by the Proxy Holders for review by DCSA. The operating procedures relating to protecting classified and export-controlled information and safeguarding the independence of the Proxy Holders are not releasable by the Company except to Leonardo US and only with the advance written approval of DCSA. The operating procedures not related to protection of classified and export-controlled information and safeguarding the independence of the Proxy Holders are not releasable without the approval of the GSC.
8.02.    Proxy Holders shall hold meetings as necessary to satisfy their responsibilities under this Agreement. These meetings may be held at such time and at such place within the United States as shall be decided, from time to time, by a majority of the Proxy Holders. At least four meetings of the Board of Directors shall be held each year in addition to any separate Proxy Holder meetings that the Proxy holder shall call in accordance with this Section 8.02. Minutes of such meetings shall be prepared and retained by the Company or the Proxy Holders for review by DCSA.
8.03.    For the purpose of conducting the Company’s business, each Proxy Holder present at an official meeting, either in person or by written proxy, shall have the right to cast one vote on each question. Each such question shall be decided by a majority vote of the Proxy Holders present. In lieu of a meeting, action may also be taken on the business of the Company by a writing signed by all the Proxy Holders. Each Proxy Holder agrees to attend, except for good cause shown, not less than 50 percent of all official meetings held in one year’s time at which his/her attendance is formally requested pursuant to the Proxy Holders’ procedures.
8.04.    No proxy to vote the Leonardo US Shares may be given to, or voted by, any person other than one of the Proxy Holders.

8.05.    Subject at all times to the responsibility to ensure compliance by the Company with NISP requirements and this Agreement, the Proxy Holders shall seek to protect the legitimate economic interests of its shareholders and, whether in their capacity as Proxy Holders or members of the Board of Directors, act in a manner consistent with their fiduciary duties. To the extent not expressly prohibited or limited by this Agreement or inconsistent with listing requirements or laws applicable to, or prudent business practices for, U.S. public companies (as determined by the Company’s legal counsel), the Company shall adhere to relevant issued Leonardo Group policies and principles applicable to subsidiaries of Leonardo and provided to the Company in writing at or following the date of this Agreement and a reasonable period of time prior to their application, including those relating to financial planning and reporting, compliance, governance, auditing (including maintaining a risk-based audit plan), communications and ethics. Subject to the terms of this Agreement, the Company may participate with other members of the Leonardo Group in formal or informal business discussions to facilitate compliance with the foregoing policies and principles. Any such policies and principles must be in writing and made available for inspection by the Company and, at DCSA’s request, to DCSA. The GSC may, consistent with best efforts, impose additional security-related policies and procedures in its sole discretion.
8.06.    The Government Security Committee (see Section 10.01 below) shall establish written policies and procedures and maintain oversight to provide assurance to itself and DCSA that electronic communications between the Company and its subsidiaries and the Affiliated Group do not disclose classified or export-controlled information without proper authorization. (Note: As used in this Agreement, the term “electronic communications” means the transfer of information via, including but not limited to, telephone conversations, facsimiles, teleconferences, video conferences or electronic mail.) Policies and procedures will also provide assurance that electronic communications are not used by Leonardo US and/or any of the Affiliated Group to exert influence or control over the Company’s business or management in a manner which could adversely affect the performance of classified contracts.
ARTICLE IX -Voting Discretion
9.01.    Except as otherwise provided in this Agreement, the Proxy Holders shall possess and shall be entitled to exercise in their sole and absolute discretion, with respect to the Leonardo US Shares at any time covered by this Agreement, the right to vote the same or to consent to any and every act of the Company in the same manner and to the same extent as if they were the absolute owners of such Leonardo US Shares in their own right. All decisions and actions by the Proxy Holders pursuant to this Agreement shall be based on their independent judgment. All decisions and actions by the Proxy Holders shall be free of any control or influence from Leonardo US and the Affiliated Group in any manner whatsoever except as specifically permitted in this Agreement. Communication of any nature and by any means from Leonardo US or any of the Affiliated Group deemed by the Proxy Holders to be an attempt to assert any influence or control precluded by this Agreement shall be reported immediately by the Proxy Holders to DCSA.

9.02.    In addition to the general authorities conferred by Section 9.01 above and consistent with Section 8.05, the Proxy Holders are specifically authorized in the exercise of their sole and absolute discretion with respect to the Leonardo US Shares to vote for or consent to:
a.In accordance with Section 5.01, the election of Non-Proxy Holder Directors and Non-Proxy Holder Director Nominees or the removal of such Directors subject to consultation with Leonardo US.
b.any changes or amendments to the Company’s Certificate of Incorporation or Bylaws11 involving matters other than those necessary pursuant to Section in 9.04 below;
c.the sale or disposal of the property, assets or business of the Company other than that prohibited in Section 9.03 below;
d.the incurrence of debt or any pledge, mortgage or encumbrance of any assets of the Company other than that prohibited by Section 9.03 below;
e.any action with respect to the foregoing, or any other matter affecting the Company and not specifically described in Section 9.03 that Leonardo US might lawfully exercise.
9.03.    The Proxy Holders are not authorized to take any of the following actions without the express written approval of Leonardo US or as required under applicable agreements and policies:
a.other than in the ordinary course of business with vendors, customers and suppliers, (i) the sale or other disposition, however structured (including by way of a merger), of any of the subsidiaries, property, assets or business of the Company or its subsidiaries, including, without limitation, the sale, assignment or license of the Company’s or its subsidiaries’ patents, technologies and other intellectual property rights, or (ii) the purchase, however structured (including by way of a merger), of any business, properties, assets, or entities by the Company or its subsidiaries in each case, whether arising under (i) or (ii), in a transaction or series of related transactions where the Company’s investment (determined by the enterprise value for an investment that will be consolidated in the Company’s financial statements and by the purchase price for an investment that will be not consolidated) exceeds two percent (2%) of the Company’s revenues for the immediately preceding year or in the aggregate for all such purchases or sales in any calendar year, exceeds an amount equal to five percent (5%) of the Company’s revenues for the immediately preceding year.
b.incur debt or pledge, mortgage, lease or otherwise encumber the assets of the Company or its subsidiaries in connection with the incurrence of debt if such incurrence would cause the aggregate outstanding principal amount of all debt of the Company and its
11 The Certificate of Incorporation and the Bylaws of the Company shall be reviewed by DCSA at the time of establishment of this Agreement and at least annually thereafter.

subsidiaries to exceed the target leverage ratio (defined as outstanding principal balance of debt for borrowed money net of cash balances, divided by the Company’s key profitability metric (e.g., EBITDA) in each case as set forth in the Company’s then-current operating plan approved by the Company Board, and in each case, excluding current debt incurred for purposes of funding day-to-day working capital requirements in the ordinary course of business.
c.any merger, consolidation, reorganization or dissolution of the Company or of any subsidiary except as permitted under Section 9.03(a) above and excluding transactions solely among wholly-owned subsidiaries of the Company;
d.the filing or making of any petition by the Company or its subsidiaries under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.
9.04.    The Proxy Holders agree that they shall, upon written request by Leonardo US, as required under applicable agreements and policies, take such action or actions as are necessary to recommend, authorize or approve the actions specified in Section 9.03. The Proxy Holders shall consult with Leonardo US concerning such action so that Leonardo US and Leonardo may have sufficient information, (i) to the extent otherwise permitted to be disclosed by the Company, to enable Leonardo US and Leonardo to make fully informed judgements concerning such actions and (ii) to ensure that all such actions will be taken in accordance with applicable law. Any vote of the Proxy Holders with respect to the matters specified in Section 9.03 that is taken without the approval of Leonardo US, as required under applicable agreements and policies, shall be void and shall have no effect.

ARTICLE X - Government Security Committee (GSC)
10.01    There shall be established a permanent committee of the Company’s Board of Directors, to be known as the Government Security Committee (“GSC”), consisting of all Proxy Holders/Directors and the following officers of the Company: the Chief Executive Officer, General Counsel, Corporate Facility Security Officer (“CFSO”), and the Technology Control Officer (“TCO”), to the extent such officers hold personnel security clearances at the level of the Company’s facility security clearance. The members of the GSC shall exercise their best efforts to ensure that the Company maintains policies and procedures to safeguard classified information in the possession of the Company and to ensure that the Company complies with this Agreement, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulation (“EAR”), and the National Industrial Security Program Operating Manual (“NISPOM”).
10.02.    The members of the GSC shall exercise their best efforts to ensure the implementation within the Company of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information called for by this Agreement, including the exercise of appropriate oversight and monitoring of the Company’s operations to ensure that the protective measures contained in this Agreement are effectively maintained and implemented through its duration.

10.03.    The GSC shall designate one of the Proxy Holder members to serve as Chairman of the GSC.
10.04.    The Chairman of the GSC shall designate a member of the GSC to be Secretary of the GSC. The Secretary’s responsibility shall include ensuring that all records, journals, and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for review by DCSA.
10.05.    The CFSO shall be appointed by the Company and shall be the principal advisor to the GSC concerning the safeguarding of classified information. The CFSO’s responsibility includes the operational oversight of the Company’s compliance with the requirements of the NISP.
10.06.    The GSC shall designate the Excluded Subsidiaries.
10.07.    The members of the GSC shall exercise their best efforts to ensure that the Company develops and implements a Technology Control Plan (“TCP”), which shall be in the form substantially similar to Exhibit H attached hereto, no later than 45 days following the Effective Date of this Agreement. This TCP shall include each addendum that may be required for individual facilities. The TCP shall, at all times, be subject to review by DCSA. The TCP shall include the written policies and procedures for electronic communications required by Section 8.06. above, including each addendum that may be required for individual facilities. The GSC shall have authority to establish the policy for the Company’s TCP. The TCP shall prescribe measures to prevent unauthorized disclosure or export of controlled unclassified information consistent with applicable United States laws and regulations.
10.08.    The TCO shall be appointed by the Company and shall be the principal advisor to the GSC concerning the protection of controlled unclassified information and other proprietary technology and data subject to regulatory or contractual control by the United States Government. The TCO’s responsibilities shall include the establishment and administration of all intracompany procedures, including employee training programs to prevent the unauthorized disclosure or export of controlled unclassified information, and to ensure that the Company otherwise complies with the requirements of the ITAR and EAR.
10.09.    The Company shall appoint an independent auditor to conduct a bi-annual audit of the Company’s compliance with U.S. export control laws and regulations, with the initial audit to be conducted during the first year following execution of this Agreement, and every other year thereafter. The GSC shall provide a copy of the external audit report to DCSA in conjunction with the annual certification report further outlined in Section 11.02 below.
10.10.    Discussions of classified and controlled unclassified information by the GSC shall be held in closed sessions and accurate minutes of such meetings shall be kept and shall be made available only to such authorized individuals as are so designated by the GSC.
10.11.    Upon taking office, the GSC members, the FSO and the TCO shall be briefed by a DCSA representative on their responsibilities under the NISP and this Agreement.

10.12.    The GSC shall oversee the development and conduct of employee training, briefings and notices (e.g., in corporate bulletins and employee newsletters) on the effect and operation of this Agreement, as well as on suspicious contact reporting requirements. This shall be in addition to the baseline training and briefing requirements of Chapter 3 of the NISPOM.
10.13.    Each member of the GSC shall exercise his/her best efforts to ensure that all provisions of this Agreement are carried out; that the Company’s Directors, officers, and employees comply with the provisions of this Agreement; and that DCSA is advised of any known violation of, or known attempt to violate, any provision of this Agreement, appropriate contract provisions regarding security, U.S. Government export control laws and regulations, and the NISPOM.
10.14.    Each member of the GSC shall execute, for delivery to DCSA upon accepting his/her appointment and thereafter at each annual meeting of the Company with DCSA as established by this Agreement, a certificate in a form substantially similar to Exhibit I attached hereto acknowledging the protective security measures taken by the Company to implement this Agreement; and further acknowledging his/her agreement to be bound by and acceptance of his/her responsibilities under this Agreement and acknowledging that the U.S. Government has placed its reliance on him/her as U.S. citizen and as the holder of a personnel security clearance to exercise his/her best efforts to ensure those matters set forth herein.
ARTICLE XI - Annual Review and Certification
11.01    Representative(s) of DCSA, the Proxy Holders, other members of the GSC, the FSO, the Company’s President, the Company’s Chief Financial Officer and Leonardo US /Leonardo shall meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of the operating requirements and how they will be implemented. These meetings shall include a discussion of the following:
a.whether this Agreement is working in a satisfactory manner;
b.compliance or acts of noncompliance with this Agreement, the NISPOM, including the Insider Threat Program,12 the Company’s overall cybersecurity and security posture, or other applicable laws and regulations;
c.necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of this Agreement; and
d.whether security controls, practices or procedures warrant adjustments.
12 As referenced in this Agreement, the “Insider Threat Program” is the Company’s formal program established in accordance with NISPOM Change 2 pursuant to Executive Order 13857.

11.02.    The President of the Company and the Chairman of the GSC shall jointly submit to DCSA one year13 from the Effective Date of this Agreement and annually thereafter an implementation and compliance report. Such report shall include the following information:
a.a detailed description of the manner in which the Company is carrying out its obligation under this Agreement;
b.changes to security procedures and cybersecurity controls, implemented or proposed, and the reasons for those changes;
c.a detailed description of any acts of noncompliance, whether inadvertent or intentional, to include actions or behaviors as defined within the Company’s plan established for the Insider Threat Program, with a discussion of what steps were taken to prevent such acts from occurring in the future;
d.any changes or impending changes, to any of the Company’s management including reasons for such changes;
e.any changes or impending changes in the organizational structure or ownership, including any acquisitions, mergers or divestitures;
f.a statement, as appropriate, that a review of the records concerning all visits and communications between representatives of the Company and its subsidiaries and the Affiliated Group have been accomplished and the records are in order;
g.a detailed chronological summary of all transfers of classified or controlled unclassified information (“CUI”), if any, from the Company or its subsidiaries to the Affiliated Group, excluding transfers between the Company and its subsidiaries and transfers between subsidiaries of the Company or, in the sole discretion of the GSC, transfers of CUI that are not subject to US export regulatory control. This report shall include the name of the recipient end-user, the date of the export, method of shipment/transmission and reference to the U.S. Government export authorization or approved export licenses covering the reporting period. The report shall also include a more detailed and specific description of all export activities (hardware, technical data, and defense services) involving classified exports (i.e., under a DSP-85 license), including a detailed description of all services performed (e.g. technical assistance or interchanges among engineers) and all technical data exported or disclosed; and
h.any other issues that could have a bearing on the effectiveness or implementation of this Agreement.
Such report shall be accompanied by a certificate of the Corporate Secretary of the Company that each of the representations and warranties in Article I of this Agreement and in each document delivered in connection herewith are true and correct on the date that each report required by this Section 11.02 is delivered to DCSA along with any updated schedules and attachments necessary to provide such certification.
13 See Section 5.05(c).

ARTICLE XII - Duty to Report Violations of this Agreement
12.01.    The Parties to this Agreement agree to report promptly to DCSA all instances in which the terms and obligations of this Agreement may have been violated.
CONTACTS AND VISITS
ARTICLE XIII - Regulated Meetings, Visits and Communications
13.01.    The Parties to this Agreement hereby agree to abide by the following procedures regarding meetings, visits, and communications between the Company and its divisions and subsidiaries excluding in all respects, Excluded Subsidiaries (which shall for the purposes of this Section 13.01 be considered as Affiliates), and the Affiliated Group.
a.While meetings may be held more frequently if a majority of the Proxy Holders agree, the Proxy Holders shall schedule a meeting at least four times each year and shall invite representatives of Leonardo US and/or Leonardo. For any such meetings to be attended by Leonardo US or Leonardo representatives, the Proxy Holders shall approve a written agenda and forward a copy to DCSA. Classified and controlled unclassified information shall not be disclosed to Leonardo US or Leonardo except as specifically authorized by applicable law or regulation. Suggestions or requests of Leonardo US or the Leonardo representatives present at these meetings shall not be binding on the Proxy Holders or the Company. Minutes of meetings in which Leonardo US or Leonardo representatives are in attendance shall be prepared and retained by the GSC for review by DCSA. Both the agenda and minutes must clearly identify as such any matters not described in Section 9.03 of this Agreement.
b.All proposed visits14 to the Company and its subsidiaries by any person who represents the Affiliated Group (including all of the directors, officers, employees, representatives, and agents of each) and all proposed visits to the Affiliated Group by any person who represents the Company or its subsidiaries (including all managers, directors, officers, employees, representatives, and agents of each) as well as visits between such persons at other locations, must be approved in advance by a Proxy Holder, of which there shall be at least two, designated to act on such requests. In the case of Routine Business Visits, the FSO may approve or disapprove the request on behalf of the Proxy Holders as directed by the GSC. For Routine Business Visits described in Section 13.02 below, the FSO may approve, in advance, all visits described in Section 13.02 for a specified period of time up to 180 days.15  All requests for approval shall be submitted in writing to the Company’s FSO for routing to the designated Proxy Holder. Although strictly social contacts at other locations between the Company’s personnel and individuals representing the Affiliates are not prohibited, written reports of such visits must
    14 As used in this Agreement, the term “visits” includes in-person meetings at any location within or outside the United States, including but not limited to, any facility owned or operated by the Company or any of the Affiliated Group. The GSC may define certain types of teleconferences and videoconferences as “visits” in a manner consistent with the Company’s DCSA approved ECP.

    15 A Proxy Holder shall approve all Routine Business Visits during any period when the Company is operating under a DCSA security rating of less than Satisfactory.

be submitted after the fact to the FSO for filing with, and review by, the designated Proxy Holder.
c.A written request for approval of a visit must be submitted to the FSO prior to the date of the proposed visit. The GSC will establish in the Company’s visitation procedures reasonable standards for the Company in connection with the lead times required for requests and notifications required under this Section. If a written request cannot be accomplished within the GSC-approved timeframe because of an unforeseen exigency, the request may be promptly communicated to the FSO and immediately confirmed in writing; however, the FSO may refuse to accept any request submitted with less than the required advance notice if the FSO determines that there is insufficient time to consider the request. The GSC shall determine what constitutes an unforeseen exigency for these purposes. The exact purpose and justification for the visit must be set forth in detail sufficient to make a reasonable and prudent evaluation of the proposed visit. Each proposed visit must be individually justified, and a separate approval request must be submitted for each. Representatives of the DoD shall have the right to be present and to monitor all visits described in Section 13.01.b. above, no matter where they occur.
d.Upon receipt of a written request for approval of a visit, other than a Routine Business Visit, the FSO will promptly relay the information to the designated Proxy Holder, who, as soon as possible after being so advised, will approve or disapprove the request telephonically or by other expeditious means followed by prompt confirmation of such approval or disapproval. The GSC shall review periodically the records of any proposed and consummated visits that have occurred since the last review to ensure proper adherence to approved procedures and to verify that sufficient and proper justification was furnished.
e.No approvals shall be required for visits to the Company and its subsidiaries by any person who represents a mitigated Affiliated Group company operating under a proxy agreement approved by DCSA. So long as the scope of interaction for a meeting is appropriate to the level of classification (i.e., classified at the Secret level with no proscribed information involved), no approvals shall be required for visits to the Company and its subsidiaries by any person who represents a mitigated Affiliate Group company operating under a Special Security Agreement (SSA) approved by DCSA.
f.Uncleared commercial businesses or entities of the Company, as well as any members of the Affiliated Group operating under a proxy or SSA, may be designated as Excluded Subsidiaries.
13.02.    Routine Business Visits. Routine Business Visits are those that: (i) are made by persons other than key management personnel, (ii) do not involve the transfer or receipt of classified information, (iii) either do not involve export-controlled information, or involve the approved transfer of export-controlled information under a proper license or authorization, (iv) do not relate to activities bearing upon the Company’s performance of its classified contracts, and (v) pertain only to the commercial aspects of the Company’s business. Routine Business Visits may include:
a.Financial Performance and Securities Law Compliance. Visits for the purpose of discussing or reviewing such commercial subjects, as more specifically described in 13.03 below, to include the following: company performance versus plans or budgets; inventory; accounts receivable; accounting and financial controls; implementation of business plans and technical development programs; and fiscal, financial, compliance or legal matters; including those necessary for compliance with the requirements of any foreign or domestic governmental authority responsible for regulating or administering the public issuance of, or transactions involving, stocks and securities;
b.Arm’s Length Business. Visits of the kind made by commercial suppliers regarding the solicitation of orders, the quotation of prices, or the provision of products and services on a commercial basis. Cooperative commercial arrangements such as contracts, subcontracts, joint ventures, partnerships, and teaming arrangements require approval in accordance with Section 5.09 above, but once approved, each subsequent supporting visit may be treated as a Routine Business Visit;
c.U.S. Government Export Control Compliance. Visits necessary for compliance with the import or export regulations of U.S. departments or agencies, including but not limited to the Departments of Defense, Commerce, State, and Treasury; and
d.Affiliated Operations. Visits relating to an approved Affiliated Operations service in accordance with Section 5.09 above.
13.03.    Information Related to Financial Reporting and Compliance. Nothing in this Agreement shall be construed to prevent the Company from supplying to Leonardo US or Leonardo financial data relating to the financial condition and financial operations of the Company or any of its subsidiaries. The Company shall also respond under oversight of the Proxy Holders to questions that Leonardo US or Leonardo may have concerning information contained in such reports. The Proxy Holders, Leonardo US and Leonardo may engage in discussions to determine the format of such reporting provided that the format must be acceptable to the Proxy Holders in consultation with DCSA. Financial data relating to the financial condition and financial operations of the Company, includes the following:
(i)Management performance reviews,
(ii) Budget planning and execution;
(iii)Quarterly, and when appropriate and requested by Leonardo US, monthly or other interim, reporting and analysis of the performance and expectations of each segment and line of business of the Company;
(iv)Material investing and financing decisions;

(v)Dividend policy and declaration;
(vi)Determination of appropriate level of reserves to account for material legal and program risk;
(vii)Audit and compliance matters;
(viii)Internal controls over financial reporting pursuant to regulations governing Leonardo as a publicly traded company; and
(ix)Accounting standards and financial reporting that varies from International Financial Reporting Standards (IFRS) as endorsed by the EU and interpreted in the Leonardo IFRS Accounting Manual.
13.04.    Chronological files of all documentation associated with meetings, visitations and communications, together with appropriate approvals or disapprovals and reports, required pursuant to this Article XIII, shall be maintained by the GSC for review by DCSA.
ARTICLE XIV - DoD Remedies
14.01.    The DoD reserves the right to impose any security safeguard not expressly contained in this Agreement that it believes is necessary to ensure that unauthorized access by the Affiliated Group to classified and controlled unclassified information is effectively precluded.
14.02.    Nothing contained in this Agreement shall limit or affect the authority of the head of a United States Government agency16 to deny or revoke the Company’s access to classified and controlled unclassified information under its jurisdiction if it is determined by the User Agency that the national security so requires.
14.03.    The Parties hereby assent and agree that the United States Government has the right, obligation and authority to require any or all of the following remedies in the event of a material breach of this Agreement:
a.The novation of the Company’s classified contracts to a company not under FOCI. The costs of the novation to a qualified successor-in-interest will be borne by the Company;
b.The termination of the Company’s classified contracts and the denial of new classified contracts for the Company;
c.The revocation of the Company’s facility security clearance; and
d.The suspension and/or debarment of the Company from participation in all Federal Government contracts in accordance with the provisions of the Federal Acquisition Regulation.
    16 The term “agency” has the meaning provided at 5 United States Code 552(f).

14.04.    Nothing in this Agreement limits the right of the United States Government to pursue criminal sanctions against the Company or any member of the Affiliated Group, or any manager, director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to any violations of 18 U.S.C. 287, or of federal criminal statutes pertaining to the unauthorized disclosure of classified information.
ADMINISTRATION
ARTICLE XV - Grant of Proxy, Restrictive Legend and Sale of the Leonardo US Shares
15.01.    Leonardo US hereby appoints the Proxy Holders as its proxies, to have all rights, powers and authority to exercise all voting rights with respect to the Leonardo US Shares, subject to the terms and conditions set forth in this Agreement.
15.02.    It is the essence of this Agreement that none of the rights, powers and authority which this Agreement confers on the Proxy Holders may be terminated at any time or in any manner other than as provided in this Agreement.
15.03.    Concurrent with the execution and delivery of this Agreement, Leonardo US shall annotate any certificates representing the Leonardo US Shares with the legend set out below to reflect that the Leonardo US Shares are subject to a proxy which is terminable only at such time or times, and in such manners, as are provided in this Agreement:
The Leonardo US shares represented by this certificate are subject to a Proxy Agreement dated__________________, as amended and restated, under which Leonardo US Holding, Inc. has granted to the Proxy Holders named therein, and to their successors, those voting rights with respect to its shares in the Company represented hereby that are set forth in said agreement, which rights are terminable only at such time or times, and in such manner as are provided in said agreement. The purpose of said Proxy Agreement is to meet the requirements of the Department of Defense so that the facility security clearances of the Company will be continued.
15.04.    Any certificates representing the Leonardo US Shares shall be deposited with the Proxy Holders at their office in trust for Leonardo US and available for review by DCSA and Leonardo US. Receipts for such certificates shall be provided to Leonardo US.
15.05.    If any additional Shares are issued to or acquired by Leonardo US, it shall be a condition of such issuance that Leonardo US execute a supplemental Proxy Agreement, containing the same terms and conditions as set forth in this Agreement, appointing the Proxy Holders as its proxies to exercise all voting rights with respect to such Leonardo US Shares; and the certificates for such Leonardo US Shares shall be annotated in the same manner as provided in Section 15.03 above.

15.06.    Nothing in this Agreement shall restrict the right of Leonardo US or any successor owner of the Leonardo US Shares (or any owners of future Shares issued by the Company) from selling, transferring, pledging or otherwise encumbering, all or a portion thereof, subject to the terms and conditions of this Agreement, as appropriate, and the aforementioned restrictive legend shall not purport nor be construed to limit any owner’s ability to effect any such sale, transfer or encumbrance. The restrictive legend shall be removed from any Leonardo US Shares offered and sold in a public offering registered with the U.S. Securities and Exchange Commission. However, DCSA shall be timely advised in writing of any proposed sale, transfer or encumbrance of any Leonardo US Shares prior to the execution of any agreement causing such sale, transfer or encumbrance; timeliness of notification being of the essence of this agreed provision. If an agreement involves a foreign interest and factors not related to ownership are present, DCSA reserves the right to impose positive measures that would assure that the foreign interest can be effectively mitigated and cannot otherwise adversely affect performance on classified contracts. Conversely, the Proxy Holders shall not have the power to sell or otherwise transfer or pledge or otherwise encumber the Leonardo US Shares.
ARTICLE XVI - Dividends
16.01.    During the term of this Agreement, Leonardo US, or its successor, shall be entitled from time to time to receive from the Proxy Holders payments equal to the cash dividends, if any, collected by or for the account of the Proxy Holders upon the Leonardo US Shares. The Proxy Holders, in their capacity as Directors, shall have authority to vote to declare or to suspend dividends in accord with the Company’s bylaws and consistent with Section 8.05 and 13.03 after prior consultation with Leonardo US.
16.02.    In the event the Proxy Holders receive any Shares as a dividend upon the Leonardo US Shares, the Proxy Holders shall accept such additional ownership interest in the Company for the account of Leonardo US.
ARTICLE XVII - Notices
17.01.    All notices required or permitted to be given to the Parties to this Agreement shall be given by mailing the same in a sealed, post-paid envelope, via registered or certified mail, or sending the same by courier or facsimile, addressed to the addresses shown below, or to such other addresses as the Parties may designate from time to time pursuant to this section:

For the Company:	Leonardo DRS, Inc.
EVP, General Counsel & Secretary
2345 Crystal Drive, Suite 1000
Arlington, VA 22202

For Leonardo US:	Leonardo US Holding, Inc.
VP, Legal and Corporate Affairs
1235 South Clark Street, Suite 700
Arlington, VA 22002

For Leonardo:	Leonardo- Società per azioni
Group General Counsel – EVP Legal, Corporate Affairs, Compliance & Anticorruption
Piazza Monte Grappa, 4
00195 Roma
Italy

For DCSA:	Defense Counterintelligence and Security Agency
Director, Industrial Security Policy and Programs
27130 Telegraph Rd.
Quantico, VA 22134
ARTICLE XVIII - Inconsistencies with Other Documents
18.01.    In the event that any resolution, regulation or bylaw of any of the Parties to this Agreement is found to be inconsistent with any provisions hereof, the terms of this Agreement shall control.
ARTICLE XIX - Governing Law; Construction
19.01.    This Agreement shall be construed so as to comply with all applicable United States laws, regulations, and Executive Orders except that, to the extent not inconsistent with the right of the United States hereunder, the laws of the State of Delaware shall apply to questions concerning the rights, powers, and duties of the Company and the Affiliates under, or by virtue of, this Agreement.
19.02.    In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.

ARTICLE XX - Termination, Amendment and Interpretations of this Agreement
20.01.    Unless it is terminated earlier under the provisions of Section 20.02, this Agreement shall expire five (5) years from the Effective Date without any action being required of any of the Parties to this Agreement. However, if Leonardo US and the Company together request that DCSA continue this Agreement past the expiration date, DCSA may extend the term of this Agreement while a new agreement is being negotiated. Any request to extend the term of this Agreement made under this Section shall be submitted to DCSA no later than ninety (90) days prior to the expiration date of this Agreement.
20.02.    This Agreement may only be terminated by DCSA as follows:
a.when the existence of this Agreement is no longer necessary to maintain a facility security clearance for the Company;
b.when the continuation of a facility security clearance for the Company is no longer necessary;
c.when there has been a breach of this Agreement that requires it to be terminated; or when DCSA otherwise determines that termination is necessary for national security; or
d.when Leonardo US and the Company for any reason and at any time, petition DCSA to terminate this Agreement; however, DCSA has the right to receive full disclosure of the reason or reasons therefor, and has the right to determine, in its sole discretion, whether such petition should be granted.
20.03.    This Agreement shall be automatically terminated in the event of the sale of the business or all of the Leonardo US Shares to a person or entity that is not ultimately controlled by Leonardo, the occurrence of which shall be determined in accordance with Section 20.08 below, or in the event Leonardo US holds less than 50% of all outstanding Shares in the Company and DCSA determines the FOCI mitigation measures set forth herein are no longer necessary.
20.04.    If DCSA determines that this Agreement should be terminated for any reason, DCSA shall provide the Company and Leonardo US with thirty (30) days’ written advance notice of its intent and the reasons therefor.
20.05.    DCSA may only refuse to terminate this Agreement when continuance is necessary in the interest of the national security of the United States.
20.06.    This Agreement may be amended by an agreement in writing executed by all parties.
20.07.    The Proxy Holders are authorized to consult with Leonardo US concerning any proposed amendments to, or termination of this Agreement. Documentation concerning such consultations shall be prepared and retained by the Proxy Holders for review by DCSA.

20.08.    The Parties to this Agreement agree that, with respect to any questions concerning interpretations of this Agreement, or whether a proposed activity is permitted hereunder, shall be referred to DCSA and the DoD shall serve as final arbiter/interpreter of such matters.
ARTICLE XXI - Actions Upon Termination of this Agreement
21.01.    Upon termination of this Agreement in any manner as above provided, the restrictive legend affixed to any certificates representing Leonardo US’s ownership interest in the Company will be removed.
21.02.    DCSA shall furnish the Company and Leonardo US with written notice of the termination of this Agreement.
21.03.    Upon termination of this Agreement, all further obligations or duties of the Proxy Holders under this Agreement shall cease.
ARTICLE XXII - Place of Filing
22.01.    Upon execution and until the termination of this Agreement, one original counterpart shall be filed at the principal office of the Company, located in Arlington, VA.

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EXECUTION
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. All Parties to this Agreement are entitled to retain an executed counterpart of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement which shall not become effective until duly executed by the DoD.

LEONARDO DRS, INC.

By: _____________________________
Name: William J. Lynn III
Title:     Chief Executive Officer

LEONARDO US HOLDING, INC.

By: _____________________________
Name: Christopher T. Slack
Title:    President

LEONARDO – SOCIETÀ PER AZIONI

By: _____________________________
Name:
Title:

PROXY HOLDERS:

David W. Carey	Kenneth J. Krieg

Peter A. Marino

Philip A. Odeen

Frances F. Townsend

DEFENSE COUNTERINTELIGENCE AND SECURITY AGENCY,
US DEPARTMENT OF DEFENSE

By: _____________________________
        Name:
        Title:

Effective Date: ________________________
(Date of DCSA Signature)